Letter to Shareholders 3Q24 Chelsea Hutchison Canby, Oregon Exhibit 99.2

Chelsea Hutchison Sold: Canby, Oregon 2 Working with Opendoor gives you the freedom to take things off your plate. – Chelsea Hutchison Scan here to watch her story When 34-year-old Chelsea was ready to sell her home, she was concerned about the disruption it would cause her - and her beloved dogs. As someone who worked from home, she was anxious about the selling process, which would impact her busy work routine, require her to keep her home in tip-top shape for showings, and bring a lot of new people into the house. That is, until she discovered Opendoor. “In the past, I had to stay outside with the dogs while people toured my home or keep them calm while strangers walked through our house,” she said. But with Opendoor, she didn’t have to worry about any of that: no additional costs or time for showings and no special arrangements needed. Instead, she avoided the showing process entirely and chose a closing date that didn’t disrupt her life or her loved ones. “The predictability and flexibility of not having to go through the physical work of preparing the house saved me,” she said. “I’m so glad I Opendoor’d my home, because now I can focus on getting back to doing what I love.”

Note: Adjusted Operating Expenses, Adjusted Gross Profit, Contribution Profit, Contribution Margin, Adjusted Net Loss, and Adjusted EBITDA are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” following the financial tables below for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures. 3 Business Highlights At Opendoor, we are committed to building the most trusted and accessible e-commerce platform in residential real estate. Today’s traditional home transaction process is offline, laden with steps, and mired in uncertainty – in a word, it is broken. We see tremendous opportunity to redefine this experience by bringing simplicity, transparency, and efficiency to every step of the home buying and selling process. With advanced technology and purpose-built systems, we have empowered hundreds of thousands of customers to take control of what is often their most important financial asset, making it easy for homeowners to move forward with confidence and ease. During the third quarter, Opendoor delivered acquisition volumes, revenue, and Contribution Profit ahead of our guidance. Adjusted EBITDA also outperformed our guidance and saw marked year-over-year improvement, demonstrating strong execution while continuing to navigate a challenging housing environment. Financial highlights from the third quarter include: ● Purchased 3,504 homes, up 12% versus 3Q23, and ahead of our guidance for slight year-over-year growth. ● Sold 3,615 homes, which generated $1.4 billion of revenue, up 41% versus 3Q23 revenue, and above the high end of our guidance range of $1.2 billion to $1.3 billion. ● Delivered gross profit of $105 million, versus $96 million in 3Q23, representing a 7.6% gross margin. Contribution Profit was $52 million, versus $43 million in 3Q23, representing a 3.8% Contribution Margin, above the high end of our guidance range of 2.9% to 3.5%. ● Recognized Net Loss of $(78) million and Adjusted Net Loss of $(70) million, versus $(106) million and $(75) million in 3Q23, respectively. Adjusted EBITDA Loss was $(38) million, as compared to $(49) million in 3Q23, and ahead of our guidance range of $(70) million to $(60) million. 3Q24 Revenue $1.4 billion 3Q24 Acquisitions 3,504 3Q24 Contribution Margin 3.8%

Proactively Managing Risk Through Spreads Back in August, market expectation was that rate reductions were on the horizon, sparking optimism for improvement in the housing market. While the Fed introduced a 50-basis point rate cut in September, mortgage rate relief was temporary, with rates recently rebounding to over 7.0%. Elevated mortgage rate levels, coupled with near-record-high home prices, have prolonged housing affordability concerns. Delisting rates have continued to climb as prospective sellers exit the market, and clearance rates have come down more than seasonally typical, indicating reduced buyer demand. As a result, existing home sales remain below four million on a seasonally adjusted annual basis, and inventory levels are increasing, currently up approximately 20% versus prior year. Overall, the housing market is on track to experience the lowest level of existing home sales since 1995. In a nutshell, this year’s housing market is proving to be even more challenging than 2023. In response, we have maintained higher spread levels year-over-year through the third quarter and into the fourth quarter, which is slowing our acquisition pace. This approach allows for healthy margin performance on our acquisitions today and aligns with our risk tolerance in the current environment, helping to safeguard our balance sheet. Our ability to respond to market signals and implement dynamic spread level adjustments is one of our strengths. No one has a crystal ball as to when the market will improve – but we believe our ability to adjust in response to the latest market signals will allow us to rescale our volumes, should we see a more favorable environment in 2025 than what we have experienced in 2024. Continuing to Drive Efficiency Across Operations We remain focused on maximizing the value we can deliver to our customers while also strengthening our bottom line. Throughout the course of this year, we have taken strategic cost actions to advance this goal, including further leveraging our team in India and driving greater automation and higher productivity. Having the most efficient transaction platform is part of our ethos, and we are committed to continuing to find ways to optimize operations and maximize productivity. 4 Business Highlights

5 3Q23 Sequential Growth in Acquisitions 17% Business Highlights Further, today we announced a reduction in force that impacted approximately 300 roles, or 17% of our workforce, as part of a reorganization aimed at prioritizing strategic growth initiatives, flattening reporting structures, and driving efficiencies. We expect the fully realized cost-savings from this reduction to be approximately $50 million on an annualized basis. This reduction, combined with progress we’ve been making across other cost saving measures, are necessary as we aim to reach Adjusted Net Income profitability. We expect these actions will still allow us to scale effectively while continuing to deliver the same seamless, simple, and customer-centric experience that Opendoor is known for. Expanding our Product Suite Our core product brings millions of serious sellers to our platform by providing them with a real cash offer. While many of these customers choose to sell directly to us, we also attract visitors that are interested in price discovery through testing the market. With the introduction of seller-focused and capital-light solutions, we can provide customers with multiple ways to sell their home, better serving the customers who are already engaging with our platform. This product evolution aligns with our long-term vision for everyone to begin their home-selling journey with Opendoor. As we announced last quarter, we have now launched List with Opendoor in nearly all of our markets. This product gives sellers the option to list their home on the market by connecting them with a local Opendoor partner agent. If the seller doesn’t find the price they want on the MLS, they can still complete their sale by accepting Opendoor’s cash offer, which is valid for 30 days. List with Opendoor and Exclusives, our marketplace product, are both products whose economics – both for sellers and for Opendoor – are not sensitive to our spread levels. While it’s still early days, these products enable us to serve customers who would otherwise not have chosen (or been able) to work with Opendoor, allowing us to help more sellers move with the confidence and ease they deserve.

Update on the NAR Settlement Practice changes related to the recent National Association of Realtors (“NAR”) settlement went into effect on August 17, 2024. We continue to believe that these actions give consumers more transparency and choice in their home transaction, aligning with our core values. In response to these policy changes, Opendoor has begun transitioning from paying buyer broker commissions to offering concessions to buyers, who, in turn, can determine how best to apply those concessions, including how to compensate their buyer agent. There is little doubt that there will continue to be changes as agents, buyers, and sellers adapt to the new rules and as new models emerge, but we believe the path we have chosen is the best approach for buyers. We will diligently monitor the activities of prominent players in the market and remain nimble in our approach. 6 Business Highlights

Financial Highlights

Our financial results in the third quarter outperformed our guidance across the board, driven by strong execution and a focus on driving efficiency across our business as we aim to reach and surpass our Adjusted Net Income milestone.

GROWTH

In the third quarter, we delivered $1.4 billion of revenue, above the high end of our guidance range of $1.2 billion to $1.3 billion, representing 3,615 homes sold.

On the acquisition side, we purchased 3,504 homes in the third quarter, down 27% sequentially and up 12% versus 3Q23. The decline in purchases quarter-over-quarter was a result of increased spread levels in response to signals of a more challenging macro environment in the second half of the second quarter, as well as decreased marketing spend.

UNIT ECONOMICS

GAAP Gross Profit was $105 million in 3Q24, versus $129 million in 2Q24 and $96 million in 3Q23. Adjusted Gross Profit, which aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the home is sold, was $99 million in 3Q24, versus $154 million in 2Q24 and $84 million in 3Q23.

Contribution Profit was $52 million in the third quarter, versus $95 million in 2Q24 and $43 million in 3Q23. Contribution Margin of 3.8% came in above our guidance range of 2.9% to 3.5% and compares to 6.3% in 2Q24 and 4.4% in 3Q23.

NET LOSS AND ADJUSTED EBITDA

GAAP Net Loss was $(78) million in 3Q24 versus $(92) million in 2Q24 and $(106) million in 3Q23. Adjusted Net Loss was $(70) million in 3Q24 versus $(31) million in 2Q24 and $(75) million in 3Q23.

GAAP Operating Expenses were $172 million in 3Q24, down from $201 million in 2Q24 and $175 million in 3Q23. Adjusted Operating Expenses, defined as the delta between Contribution Profit (Loss)

3Q24 Revenue

$1.4 billion


$980
$870
$1,181
$1,511
$1,377
3Q23
4Q23
1Q24
2Q24
3Q24

3Q24 Homes Acquired

3,504


3,136
3,683
3,458
4,771
3,504
3Q23
4Q23
1Q24
2Q24
3Q24

3Q24 Contribution Margin

3.8%

7

8 Financial Highlights 3Q24 Adj. Operating Expenses $90 million $92 $107 $90 3Q23 4Q23 1Q24 2Q24 3Q24 $99 3Q24 Total Capital $1.2 billion 3Q24 Cash, Cash Equivalents, and Marketable Securities $837 million $100 and Adjusted EBITDA, were $90 million in 3Q24, down from $100 million in 2Q24 and $92 million in 3Q23. The outperformance versus guidance on Adjusted Operating Expenses was primarily due to a decrease in marketing spend, coupled with lower than expected fixed and variable expenses as we continued to exercise cost discipline across all aspects of the business. Adjusted EBITDA was $(38) million in the third quarter, ahead of the high end of our guidance range of $(70) million to $(60) million, and compares to $(5) million in 2Q24 and $(49) million in 3Q23. As a percentage of revenue, Adjusted EBITDA was (2.8)% in 3Q24 versus (0.3)% in 2Q24 and (5.0)% in 3Q23. Adjusted EBITDA exceeded our expectations due to outperformance on both margins and Adjusted Operating Expenses. INVENTORY We ended the third quarter with 6,288 homes in inventory on our balance sheet, representing $2.1 billion in net inventory, which was down 4% from 2Q24 and up 64% from 3Q23. Additionally, as of September 30, 2024, 23% of our homes had been listed on the market for more than 120 days, compared to 18% for the broader market, as adjusted for our buybox. We expect that this metric will continue to expand as resale pace slows in the fourth quarter due to typical housing seasonality and as as our resale mix shifts to longer-dated inventory in the near-term. OTHER BALANCE SHEET ITEMS We ended the quarter with $1.2 billion in capital, which is primarily composed of $837 million in unrestricted cash and marketable securities and $218 million of equity invested in homes and related assets (net of inventory valuation adjustments). This compares to $1.2 billion in capital as of the end of 2Q24, which primarily included $809 million in unrestricted cash and marketable securities and $300 million of equity invested in homes and related assets (net of inventory valuation adjustments). At quarter-end, we had $7.0 billion in non-recourse, asset-backed borrowing capacity, comprising $3.0 billion of senior revolving credit facilities and $4.0 billion of senior and mezzanine term debt facilities, of which total committed borrowing capacity was $2.3 billion.

9 Financial Highlights HOUSING MACRO The housing market remains under pressure as elevated mortgage rates and economic volatility continue to shape the landscape. In the third quarter, mortgage rates showed some relief, falling from 7.1% to 6.1% over the course of the quarter. However, this downward trend was short-lived, and mortgage rates rebounded to over 7.0% by late October. This reversal occurred despite the Federal Reserve's 50 basis point rate cut in September. With the mortgage rate bounce back, homeowners remain locked in to existing low-rate mortgages, and home buyers continue to face affordability constraints. This dynamic has translated into seasonally adjusted annual sales pace of under four million homes, as compared to the decade average of over five million. The sustained high level of delistings, now at more than one delisting for every four resales, highlights the ongoing disconnect between sellers' price expectations and buyers' willingness to pay.

GUIDANCE We expect the following results for the fourth quarter of 2024: ● Revenue is expected to be between $925 million and $975 million ● Contribution Profit1 is expected to be between $15 million and $25 million, or Contribution Margin between 1.6% and 2.6% ● Adjusted EBITDA1 is expected to be between $(70) million to $(60) million ● Stock-based compensation expense is expected to be between $18 million and $22 million Our fourth quarter Contribution Margin guidance reflects lower home price appreciation during the hold period due to the softer housing environment. Margins are further pressured by our slowing acquisition volumes, as our resale mix will shift from newer, higher-margin homes toward older homes with lower margins. To note, the midpoint of our revenue and margin guidance implies a full-year Contribution Margin of 4.5%, just 50 basis points shy of our annual target margin range while operating in an incredibly difficult housing environment. While we’ve reduced our spreads sequentially, in-line with normal seasonality, we are still operating at elevated spreads as compared 1. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted Operating Expenses to forecasted GAAP Operating Expenses, forecasted Contribution Profit (Loss) to forecasted GAAP gross profit (loss), forecasted Contribution Margin to forecasted GAAP Gross Margin, nor forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP gross profit (loss), GAAP gross margin, operating expenses and net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this shareholder letter, please see “Use of Non-GAAP Financial Measures” following the financial tables below. 10 Financial Highlights 4Q24 Revenue Guidance $925 to $975 million 4Q24 Contribution Profit1 Guidance $15 to $25 million 4Q24 Adjusted EBITDA1 Guidance $(70) to $(60) million

11 2. Adjusted Operating Expenses are expected to decline by $85 million on an annualized basis in the first quarter of 2025, as compared to the first quarter of 2024. Financial Highlights to this time last year given the challenging macroeconomic setting. We remain focused on balancing growth, margin, and risk amidst this backdrop, and as such, we expect to acquire over 2,200 homes during the fourth quarter. As we look to the future, we are closely monitoring leading indicators and will continue to respond nimbly to market changes. We are watching for positive macro signals, including how rate relief may improve transaction velocity, clearance rates, delisting rates, and home price appreciation, and we believe we are strategically positioned to leverage any favorable shifts in the housing market. All else equal, the cost reductions we have implemented in the second half of the year will result in a reduction of approximately $85 million in annualized Adjusted Operating Expenses2, including $50 million from our reduction in force announced today and $35 million from the separation of Mainstay we announced in August. CONCLUSION We are committed to navigating the present challenging housing market with discipline and focus. The core strengths of our business model remain unchanged: our product continues to resonate deeply with customers, we stand alone in offering a unique solution at scale for a home seller to transact directly and for a home buyer to have an e-commerce-like transaction experience, and our platform is purpose-built to improve the traditional real estate process. We have strong conviction in Opendoor’s potential to revolutionize the home selling and buying experience, laying the groundwork to build a lasting, generational company.

12Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Chief Accounting Officer CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on November 7, 2024 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. November 7, 2024 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

14 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy; volatility of mortgage interest rates, changes in resale clearance rates, delistings and expectations regarding future behavior of consumers and partners; the health and status of our financial condition; whether we will be able to rescale our business and maintain margin performance operating with elevated spreads, and realize expected cost savings and reduce Adjusted Operating Expenses as a result of the reduction in force and other streamlining initiatives, including the separation of Mainstay, in a challenging housing market; anticipated future results of operations or financial performance, including our fourth quarter 2024, first quarter 2025 and full- year 2024 outlook and projections and our ability to balance growth, margin and risk in a challenging macroeconomic environment; our ability to achieve other long-term performance targets; our expectations regarding the impact of trends in seasonality on the real estate industry and our business; priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which we operate; anticipated future and ongoing impacts and benefits of acquisitions, advertising, partnership channel expansions, product innovations and other business decisions; health of our balance sheet to weather ongoing market transitions; our ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; our expectations with respect to the future success of our partnerships and our ability to drive significant growth in sales volumes through such partnerships; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward- looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward- looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory), as well as the probability of such changes occurring, that may impact demand for our products and services, lower our profitability or reduce our access to future financings; our real estate assets and increased competition in the U.S. residential real estate industry; our ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and real estate partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to expeditiously sell and appropriately price our inventory; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future business operations; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; any future impact of pandemics or epidemics, including any future resurgences of COVID-19 and its variants, or other public health crises on our ability to operate, demand for our products and services, or other general economic conditions; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; and the impact of pending or any future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2024, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward- looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 15 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit (Loss), Contribution Profit (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted Operating Expenses, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit (Loss) and Contribution Profit (Loss), which are non-GAAP financial measures. We believe that Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit (Loss) provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 16 Definitions

Adjusted Gross Profit (Loss) / Margin We calculate Adjusted Gross Profit (Loss) as gross profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. Adjusted Gross Margin is Adjusted Gross Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit (Loss) helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit (Loss) / Margin We calculate Contribution Profit (Loss) as Adjusted Gross Profit (Loss), minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit (Loss) helps management assess inflows and outflows directly associated with a specific resale cohort. 17 Definitions

18 Adjusted Net Loss and Adjusted EBITDA / Margin We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring. It excludes loss (gain) on extinguishment of debt as these expenses or gains were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities and the 0.25% convertible senior notes due in 2026 (the "2026 Notes") early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue. Definitions

19 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to Contribution Profit (Loss) and certain charges that are non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to Contribution Margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit (Loss). The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, and intangibles amortization. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges. Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, Adjusted Technology and Development We also present Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development, which are non-GAAP financial measures that provide investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-cash are removed. These supplemental measures of our operating expenditures have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. Specifically, Adjusted Sales, Marketing and Operations removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. These measures could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which are Sales, marketing and operations expense, General and administrative expense and Technology and development expense. We calculate Adjusted Sales, Marketing and Operations as GAAP sales, marketing and operations expenses to exclude direct selling costs and holding costs included in determining Contribution Profit (Loss). This measure also excludes non-cash expenses of stock-based compensation and depreciation and amortization associated with sales, marketing and operations assets. We calculate Adjusted General and Administrative as GAAP general and administrative expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization of intangibles associated with general and administrative assets. It also excludes expenses that are not directly related to our revenue-generating operations. We calculate Adjusted Technology and Development as GAAP technology and development expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization associated with technology and development assets. Definitions

20 Three Months Ended September 30, 2024 June 30, 2024 March 31, 2024 December 31, 2023 September 30, 2023 Revenue $ 1,377 $ 1,511 $ 1,181 $ 870 $ 980 Gross profit $ 105 $ 129 $ 114 $ 72 $ 96 Gross Margin 7.6% 8.5% 9.7% 8.3% 9.8 % Net loss $ (78) $ (92) $ (109) $ (91) $ (106) Number of markets (at period end) 50 50 50 50 53 Homes sold 3,615 4,078 3,078 2,364 2,687 Homes purchased 3,504 4,771 3,458 3,683 3,136 Homes in inventory (at period end) 6,288 6,399 5,706 5,326 4,007 Inventory (at period end) $ 2,145 $ 2,234 $ 1,881 $ 1,775 $ 1,311 Percentage of homes “on the market” for greater than 120 days (at period end) 23% 14% 15% 18% 12 % Non-GAAP Financial Highlights (1) Contribution Profit $ 52 $ 95 $ 57 $ 30 $ 43 Contribution Margin 3.8% 6.3% 4.8% 3.4% 4.4 % Adjusted EBITDA $ (38) $ (5) $ (50) $ (69) $ (49) Adjusted EBITDA Margin (2.8) % (0.3) % (4.2) % (7.9) % (5.0) % Adjusted Net Loss $ (70) $ (31) $ (80) $ (97) $ (75) OPENDOOR TECHNOLOGIES INC. FINANCIAL HIGHLIGHTS AND OPERATING METRICS (In millions, except percentages, homes sold, number of markets, homes purchased, and homes in inventory) (Unaudited) (1) See “—Use of Non-GAAP Financial Measures” for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures.

OPENDOOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are presented in thousands, and per share amounts)
(Unaudited)

	Three Months Ended					Nine Months Ended September 30,	
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	2024	2023
REVENUE	$ 1,377	$ 1,511	$ 1,181	$ 870	$ 980	$ 4,069	$ 6,076
COST OF REVENUE	1,272	1,382	1,067	798	884	3,721	5,661
GROSS PROFIT	105	129	114	72	96	348	415
OPERATING EXPENSES:							
Sales, marketing and operations	96	116	113	89	85	325	397
General and administrative	46	48	47	48	48	141	158
Technology and development	30	37	41	46	42	108	121
Restructuring	—	—	—	4	—	—	10
Total operating expenses	172	201	201	187	175	574	686
LOSS FROM OPERATIONS	(67)	(72)	(87)	(115)	(79)	(226)	(271)
(LOSS) GAIN ON EXTINGUISHMENT OF DEBT	—	(1)	—	34	—	(1)	182
INTEREST EXPENSE	(34)	(30)	(37)	(37)	(47)	(101)	(174)
OTHER INCOME – Net	23	12	15	27	20	50	80
LOSS BEFORE INCOME TAXES	(78)	(91)	(109)	(91)	(106)	(278)	(183)
INCOME TAX EXPENSE	—	(1)	—	—	—	(1)	(1)
NET LOSS	$ (78)	$ (92)	$ (109)	$ (91)	$ (106)	$ (279)	$ (184)
Net loss per share attributable to common shareholders:							
Basic	$ (0.11)	$ (0.13)	$ (0.16)	$ (0.14)	$ (0.16)	$ (0.40)	$ (0.28)
Diluted	$ (0.11)	$ (0.13)	$ (0.16)	$ (0.14)	$ (0.16)	$ (0.40)	$ (0.28)
Weighted-average shares outstanding:							
Basic	705,359	693,445	682,457	672,662	662,149	693,796	651,939
Diluted	705,359	693,445	682,457	672,662	662,149	693,796	651,939

21

22 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) September 30, 2024 December 31, 2023 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 829 $ 999 Restricted cash 225 541 Marketable securities 8 69 Escrow receivable 15 9 Real estate inventory, net 2,145 1,775 Other current assets 41 52 Total current assets 3,263 3,445 PROPERTY AND EQUIPMENT – Net 59 66 RIGHT OF USE ASSETS 25 25 GOODWILL 3 4 INTANGIBLES – Net — 5 OTHER ASSETS 61 22 TOTAL ASSETS $ 3,411 $ 3,567 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 71 $ 64 Non-recourse asset-backed debt – current portion 643 — Interest payable 3 1 Lease liabilities – current portion 4 5 Total current liabilities 721 70 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 1,491 2,134 CONVERTIBLE SENIOR NOTES 377 376 LEASE LIABILITIES – Net of current portion 19 19 OTHER LIABILITIES 2 1 Total liabilities 2,610 2,600 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 711,660,871 and 677,636,163 shares issued, respectively; 711,660,871 and 677,636,163 shares outstanding, respectively — — Additional paid-in capital 4,413 4,301 Accumulated deficit (3,612) (3,333) Accumulated other comprehensive loss — (1) Total shareholders’ equity 801 967 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 3,411 $ 3,567

23 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Nine Months Ended September 30, 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (279) $ (184) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash (used in) provided by operating activities: Depreciation and amortization  37 50 Amortization of right of use asset 4 5 Stock-based compensation 91 94 Inventory valuation adjustment 51 54 Change in fair value of equity securities 7 4 Other 6 6 Proceeds from sale and principal collections of mortgage loans held for sale — 1 Loss (gain) on extinguishment of debt 1 (182) Gain on deconsolidation, net (14) — Changes in operating assets and liabilities: Escrow receivable (6) 19 Real estate inventory (422) 3,082 Other assets 9 (15) Accounts payable and other accrued liabilities 4 (29) Interest payable 1 (10) Lease liabilities (5) (9) Net cash (used in) provided by operating activities (515) 2,886 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (22) (28) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 55 75 Proceeds from sale of non-marketable equity securities — 1 Cash impact of deconsolidation of subsidiaries (2) — Net cash provided by investing activities 31 48 CASH FLOWS FROM FINANCING ACTIVITIES: Repurchase of convertible senior notes — (270) Proceeds from exercise of stock options — 2 Proceeds from issuance of common stock for ESPP 5 2 Proceeds from non-recourse asset-backed debt 417 238 Principal payments on non-recourse asset-backed debt (424) (2,315) Payment for early extinguishment of debt — (4) Net cash used in financing activities (2) (2,347) NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (486) 587 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,540 1,791 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 1,054 $ 2,378 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 93 $ 169 DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 15 $ 17 Investment in non-marketable equity securities due to deconsolidation $ 39 $ — RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 829 $ 1,154 Restricted cash 225 1,224 Cash, cash equivalents, and restricted cash $ 1,054 $ 2,378

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT AND CONTRIBUTION PROFIT (LOSS) TO OUR GROSS PROFIT
(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	Nine Months Ended September 30, 2024	2023
Revenue (GAAP)	$ 1,377	$ 1,511	$ 1,181	$ 870	$ 980	$ 4,069	$ 6,076
Gross profit (GAAP)	$ 105	$ 129	$ 114	$ 72	$ 96	$ 348	$ 415
Gross Margin	7.6 %	8.5 %	9.7 %	8.3 %	9.8 %	8.6 %	6.8 %
Adjustments:							
Inventory valuation adjustment – Current Period[1][2]	10	34	7	11	17	33	24
Inventory valuation adjustment – Prior Periods[1][3]	(16)	(9)	(17)	(17)	(29)	(24)	(450)
Adjusted Gross Profit (Loss)	$ 99	$ 154	$ 104	$ 66	$ 84	$ 357	$ (11)
Adjusted Gross Margin	7.2 %	10.2 %	8.8 %	7.6 %	8.6 %	8.8 %	(0.2)%
Adjustments:							
Direct selling costs[4]	(32)	(43)	(34)	(26)	(28)	(109)	(171)
Holding costs on sales – Current Period[5][6]	(6)	(5)	(5)	(3)	(4)	(30)	(41)
Holding costs on sales – Prior Periods[5][7]	(9)	(11)	(8)	(7)	(9)	(14)	(65)
Contribution Profit (Loss)	$ 52	$ 95	$ 57	$ 30	$ 43	$ 204	$ (288)
Homes sold in period	3,615	4,078	3,078	2,364	2,687	10,771	16,344
Contribution Profit (Loss) per Home Sold (in thousands)	$ 14	$ 23	$ 19	$ 13	$ 16	$ 19	$ (18)
Contribution Margin	3.8 %	6.3 %	4.8 %	3.4 %	4.4 %	5.0 %	(4.7)%

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

24

25 OPENDOOR TECHNOLOGIES INC. RECONCILIATION OF OUR ADJUSTED NET LOSS AND ADJUSTED EBITDA TO OUR NET LOSS (Unaudited) Three Months Ended Nine Months Ended September 30, (in millions, except percentages) September 30, 2024 June 30, 2024 March 31, 2024 December 31, 2023 September 30, 2023 2024 2023 Revenue (GAAP) $ 1,377 $ 1,511 $ 1,181 $ 870 $ 980 $ 4,069 $ 6,076 Net loss (GAAP) $ (78) $ (92) $ (109) $ (91) $ (106) $ (279) $ (184) Adjustments: Stock-based compensation 25 33 33 32 31 91 94 Equity securities fair value adjustment(1) 3 2 2 (3) 11 7 4 Intangibles amortization expense(2) 1 1 2 2 2 4 5 Inventory valuation adjustment – Current Period͏(3)(4) 10 34 7 11 17 33 24 Inventory valuation adjustment — Prior Periods͏(3)(5) (16) (9) (17) (17) (29) (24) (450) Restructuring(6) — — — 4 — — 10 Loss (gain) on extinguishment of debt — 1 — (34) — 1 (182) Other(7) (15) (1) 2 (1) (1) (14) (2) Adjusted Net Loss $ (70) $ (31) $ (80) $ (97) $ (75) $ (181) $ (681) Adjustments: Depreciation and amortization, excluding amortization of intangibles 10 7 11 15 9 28 30 Property financing(8) 30 26 32 32 38 88 142 Other interest expense(9) 4 4 5 5 9 13 32 Interest income(10) (12) (12) (18) (24) (30) (42) (82) Income tax expense — 1 — — — 1 1 Adjusted EBITDA $ (38) $ (5) $ (50) $ (69) $ (49) $ (93) $ (558) Adjusted EBITDA Margin (2.8) % (0.3) % (4.2) % (7.9) % (5.0) % (2.3) % (9.2) % (1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period. (2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized. (3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value. (4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end. (5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented. (6) Restructuing costs consist primarily of severance and employee termination benefits and bonuses incurred in connection with employees' roles being eliminated. (7) Includes primarily gain on deconsolidation, net, sublease income, and income from equity method investments. (8) Includes interest expense on our non-recourse asset-backed debt facilities. (9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset- backed debt facilities, and interest expense related to the 2026 Notes outstanding. (10) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
OPERATING EXPENSES:					
Sales, marketing and operations	96	116	113	89	85
General and administrative	46	48	47	48	48
Technology and development	30	37	41	46	42
Restructuring	—	—	—	4	—
Total Operating Expenses (GAAP)	**$ 172**	**$ 201**	**$ 201**	**$ 187**	**$ 175**
Operating Expenses (GAAP)	**$ 172**	**$ 201**	**$ 201**	**$ 187**	**$ 175**
Adjustments:					
Direct Selling Costs[1]	(32)	(43)	(34)	(26)	(28)
Holding costs included in contribution profit[2]	(15)	(16)	(13)	(10)	(13)
Stock-based compensation	(25)	(33)	(33)	(32)	(31)
Intangibles amortization expense[3]	(1)	(1)	(2)	(2)	(2)
Restructuring	—	—	—	(4)	—
Depreciation and amortization, excluding amortization of intangibles	(10)	(7)	(11)	(15)	(9)
Other	1	(1)	(1)	1	—
Total Adjusted Operating Expenses (Non-GAAP)	**$ 90**	**$ 100**	**$ 107**	**$ 99**	**$ 92**

(1) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(2) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(3) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

26

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED SALES, MARKETING AND OPERATIONS; ADJUSTED GENERAL AND ADMINISTRATIVE; AND ADJUSTED TECHNOLOGY AND DEVELOPMENT EXPENSES TO THEIR CORRESPONDING GAAP MEASURES
(Unaudited)

	Three Months Ended				
(in millions)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Sales, marketing and operations (GAAP)[1]	$ 96	$ 116	$ 113	$ 89	$ 85
Direct Selling Costs[2]	(32)	(43)	(34)	(26)	(28)
Holding costs included in contribution profit[3][4]	(15)	(16)	(13)	(10)	(13)
Stock-based compensation	(2)	(4)	(5)	(4)	(4)
Intangibles amortization expense[5]	(1)	(1)	(2)	—	(1)
Depreciation and amortization, excluding amortization of intangibles	—	—	—	—	(1)
Adjusted Sales, Marketing and Operations (Non-GAAP)[6]	$ 46	$ 52	$ 59	$ 49	$ 38
General and administrative (GAAP)	$ 46	$ 48	$ 47	$ 48	$ 48
Stock-based compensation	(16)	(17)	(16)	(16)	(15)
Depreciation and amortization, excluding amortization of intangibles	(2)	—	—	—	(1)
Other	1	(1)	(1)	1	—
Adjusted General and Administrative (Non-GAAP)[6]	$ 29	$ 30	$ 30	$ 33	$ 32
Technology and development (GAAP)	$ 30	$ 37	$ 41	$ 46	$ 42
Stock-based compensation	(7)	(12)	(12)	(12)	(12)
Intangibles amortization expense[5]	—	—	—	(2)	(1)
Depreciation and amortization, excluding amortization of intangibles	(8)	(7)	(11)	(15)	(7)
Adjusted Technology and Development (Non-GAAP)[6]	$ 15	$ 18	$ 18	$ 17	$ 22
Note: Advertising expenses[1]	$ 15	$ 21	$ 27	$ 17	$ 16

(1) Advertising expenses included in Sales, marketing and operations.

(2) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(3) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(4) The table below presents the timing difference within Adjusted Sales, marketing and operations related to holding costs. The amount of GAAP Holding Costs recognized during the period may be in excess of/ (less than) the amount of Resale Cohort Holding costs related to homes sold in the relevant period and included in Contribution Profit.

	Three Months Ended				
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total GAAP Holding Costs	$ 20	$ 17	$ 11	$ 13	$ 12
Holding costs on sales - Current Period	(6)	(5)	(5)	(3)	(4)
Holding costs on sales - Prior Periods	(9)	(11)	(8)	(7)	(9)
Less: Resale Cohort Holding Costs	(15)	(16)	(13)	(10)	(13)
GAAP Holding Costs in excess of / (less than) Resale Holding Costs included in Contribution Profit	$ 5	$ 1	$ (2)	$ 3	$ (1)

(5) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(6) The sum of Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development expenses is equal to Total Adjusted Operated Expenses (Non-GAAP). Refer to the "Reconciliation of our Adjusted Operating Expenses to our Operating Expenses" table on Page 26.

27

Appendix 28

1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Appendix Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 29 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Trailing 7-Day MLS New Listings MLS Data Filtered to Opendoor Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 30

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 31 Trailing 28-Day MLS Daily Delisting Rate MLS Data Filtered to Opendoor Markets and Buybox; excludes California markets Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec